Exhibit 10.5

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT, dated as of July 13, 2018 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and among CHARLES & COLVARD, LTD. (“C&C”), CHARLES & COLVARD DIRECT, LLC (“C&C Direct”), CHARLESANDCOLVARD.COM, LLC (“C&C.COM”); (C&C, C&C Direct and C&C.COM are sometimes referred to herein individually as an “Obligor” and collectively as “Obligors”), CREE, INC. (“Cree”), and WHITE OAK COMMERCIAL FINANCE, LLC (“White Oak”).

W I T N E S S E T H:

WHEREAS, Cree sells certain silicon carbide raw materials to C&C from time to time and provides trade credit to C&C in connection with such sales; and

WHEREAS, C&C has granted to Cree a security interest in the Collateral (as defined below) in order to secure the unpaid purchase price owing by C&C to Cree for such raw materials; and

WHEREAS, Obligors and White Oak are parties to that certain Credit Agreement dated as of July 13, 2018, entered into contemporaneously with this Agreement (as amended, supplemented, modified or restated from time to time, the “White Oak Credit Agreement”), pursuant to which White Oak has agreed to provide financing to Obligors; and

WHEREAS, the obligations of Obligors to White Oak under the White Oak Credit Agreement are also secured by the Collateral; and

WHEREAS, Cree has requested that White Oak subordinate its security interest in the Cree Priority Collateral (as defined below) to the security interest of Cree therein; and

WHEREAS, White Oak is willing to do so on the terms and conditions set forth herein; and

WHEREAS, White Oak has requested that Cree has agreed to subordinate its security interest in the White Oak Priority Collateral (as defined below) to the security interest of White Oak therein; and

WHEREAS, Cree is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1          For purposes of this Agreement, (a) capitalized terms used herein without definition shall have the meanings ascribed to such terms in the UCC, and (b) in addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Event” means, with respect to any Obligor, any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving any Obligor or the readjustment of its liabilities or any assignment for the benefit of creditors or any marshalling of its assets or liabilities.

“Collateral” means any and all of the assets now owned or hereafter acquired by any Obligor, together with all proceeds, products, accessions and additions with respect to each of the foregoing from time to time, including, without limitation, any insurance proceeds.

“Contracts” means, collectively, all rights of each Obligor under all leases, contracts and agreements to which such Obligor is now or hereafter a party, together with any and all extensions, modifications, amendments and renewals of such leases, contracts and agreements and all rights of such Obligor to receive moneys due or to become due thereunder or pursuant thereto and to amend, modify, terminate or exercise rights under such leases, contracts and agreements.

“Creditor” means each of White Oak and Cree, subject to Section 3.1.

“Cree Debt” means all amounts payable by C&C to Cree relating to the sale of raw materials by Cree to C&C from time to time.

“Cree Documents” means all supply agreements, security agreements, guaranties and other agreements, documents and instruments executed in connection with any trade credit or other financing provided by Cree to any Obligor.

“Cree Priority Collateral” means (a) all raw materials in boule form purchased by C&C from Cree from time to time, and (b) SiC slabs created by cutting such raw materials purchased by C&C from Cree.  For the avoidance of doubt, all finished goods Inventory of C&C, all Accounts, money and Deposit Accounts of C&C, all other proceeds of the items described in the foregoing clauses (a) and (b) (except proceeds arising from Cree’s disposition of Cree Priority Collateral in accordance with this Agreement), and all assets of each of C&C Direct and C&C.com (except assets specifically described in the preceding sentence that are held by C&C Direct or C&C.com and proceeds arising from Cree’s disposition of such assets in accordance with this Agreement) shall constitute White Oak Priority Collateral.

“Cree Repayment” means the circumstance in which, subject to Section 2.4(g)(ii), the Cree Debt has been repaid in full in cash.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, and including a security interest, charge, claim or lien arising from a mortgage, deed of trust, deed to secure debt, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Obligor” has the meaning provided in the introductory paragraph of this Agreement and includes all successors in interest of each such Person, including a trustee or debtor in possession in connection with a Bankruptcy Event.

“Permitted Subordination” means a voluntary subordination by White Oak of its Liens with respect to any or all Collateral, or by Cree of its Liens with respect to any or all Collateral, in favor of depository banks, securities or commodities intermediaries, landlords, warehouseman or other bailees, mortgagees, customs brokers, freight forwarders, carriers, factors, Persons that provide post-petition financing to any Obligor following a Bankruptcy Event, and other Persons who provide goods or services to an Obligor in the ordinary course of business.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint‑stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“White Oak Debt” means all liabilities of any Obligor to White Oak from time to time outstanding (including, without limitation, all principal, interest, fees, reimbursement obligations with respect to letters of credit, obligations with respect to credit cards, swaps, hedge agreements, deposit accounts and other bank products, and all indemnities, fees, costs and expenses with respect to any of the foregoing), whether arising under the White Oak Documents or otherwise, and whether incurred prior to, on or after the date of any filing by or against any Obligor of any petition or complaint initiating a Bankruptcy Event, regardless of whether White Oak’s claim therefor is allowed or allowable in any proceeding arising from such Bankruptcy Event, together with all renewals, refundings, restructurings and other refinancings of all or any portion of the foregoing.

“White Oak Documents” means the White Oak Credit Agreement and any note, guaranty, letter of credit agreement, deposit agreement or other agreement, document or instrument executed and/or delivered in connection with the White Oak Credit Agreement and/or any White Oak Debt from time to time.

“White Oak Priority Collateral” means all Collateral other than the Cree Priority Collateral and proceeds arising from Cree’s disposition of the Cree Priority Collateral in accordance with this Agreement.  For the avoidance of doubt, “White Oak Priority Collateral” shall include, without limitation, all of each Obligor’s Accounts, Chattel Paper, Commercial Tort Claims, Contracts, Deposit Accounts, Documents, Equipment, General Intangibles, finished goods Inventory, Investment Property, Instruments, Letter-of-Credit Rights, Payment Intangibles, and Supporting Obligations, in each case wherever located and whether now owned or existing or hereafter acquired or arising, and all Proceeds of the foregoing.

“White Oak Repayment” means the circumstance in which (a) subject to Section 2.4(g)(i), the White Oak Debt has been repaid in full in cash, and (b) the commitment of White Oak to make loans under the White Oak Credit Agreement has been terminated.

ARTICLE 2
GENERAL INTERCREDITOR PROVISIONS

Section 2.1        Consent to Liens; Agreement to Subordinate Liens.

(a)       Cree consents to each Obligor’s grant of Liens in the Collateral in favor of White Oak.  Cree and Obligors hereby agree that, to the extent and in the manner set forth in this Section 2.1, all Liens now or hereafter acquired by White Oak in any or all of the White Oak Priority Collateral shall at all times be prior and superior to any Lien now held or hereafter acquired by Cree in the White Oak Priority Collateral.  Said priority shall be applicable irrespective of the time or order of attachment or perfection of any Lien or the time or order of filing of any financing statements, mortgages, or other documents, or any statutes, rules or law, or court decisions to the contrary.  In the event that Cree receives any of the White Oak Priority Collateral or any payment or distribution with respect thereto (other than cash payments made by C&C to Cree outside of a Bankruptcy Event in satisfaction of amounts due and payable under the Cree Documents) prior to the White Oak Repayment, Cree shall hold such White Oak Priority Collateral, payment or distribution in trust for the benefit of White Oak and promptly forward the same to White Oak in the form received, appropriately endorsed if necessary.  The Lien subordination provisions in this Agreement are for the benefit of and shall be enforceable directly by White Oak, and White Oak shall be deemed to have extended the White Oak Debt in reliance upon this Agreement.

(b)       White Oak consents to each Obligor’s grant of Liens in the Collateral in favor of Cree.  White Oak and Obligors hereby agree that, to the extent and in the manner set forth in this Section 2.1, all Liens now or hereafter acquired by Cree in any or all of the Cree Priority Collateral shall at all times be prior and superior to any Lien now held or hereafter acquired by White Oak in the Cree Priority Collateral.  Said priority shall be applicable irrespective of the time or order of attachment or perfection of any Lien or the time or order of filing of any financing statements, mortgages, deeds of trust or other documents, or any statutes, rules or law, or court decisions to the contrary.  In the event that White Oak receives any of the Cree Priority Collateral or any payment or distribution with respect thereto prior to the Cree Repayment, White Oak shall hold such Cree Priority Collateral, payment or distribution in trust for the benefit of Cree and promptly forward the same to Cree in the form received, appropriately endorsed if necessary.  The Lien subordination provisions in this Agreement are for the benefit of and shall be enforceable directly by Cree, and Cree shall be deemed to have extended the Cree Debt in reliance upon this Agreement.

(c)       If either White Oak or Cree makes a Permitted Subordination in favor of any other Person with respect to any Collateral, the priority of the Liens of the Creditor making such Permitted Subordination vis-à-vis the Liens therein of the other Creditor shall not be affected, such that the provisions of Sections 2.1(a) and (b) shall continue to govern the relative priority of White Oak and Cree in such Collateral.

Section 2.2         Disposition of Collateral and Other Remedial Actions by White Oak.

(a)       Cree hereby agrees that, until the White Oak Repayment, White Oak may dispose of, and exercise any other rights with respect to, any or all of the White Oak Priority Collateral, free of the Liens of Cree (it being agreed that Cree shall retain the right to receive any excess proceeds from any such disposition of any White Oak Priority Collateral after the occurrence of the White Oak Repayment).  Upon any disposition of any of the White Oak Priority Collateral by White Oak or by any Obligor, Cree (i) agrees, if requested by White Oak, to execute and immediately deliver any and all releases or other documents or agreements which White Oak deems necessary to accomplish a disposition thereof free of the Liens of Cree, and (ii) authorizes White Oak to record, or cause to have recorded, any UCC financing statements which White Oak deems necessary to accomplish a disposition thereof free of the Liens of Cree (it being understood that White Oak shall not be authorized to release any Lien of Cree with respect to any Cree Priority Collateral).

(b)       Until the Cree Repayment, White Oak shall not exercise any rights or remedies with respect to the Cree Priority Collateral (other than the use of the Cree Priority Collateral for the purposes described in Section 2.3(a)), including without limitation the right to (i) enforce any Liens or sell, repossess or otherwise foreclose on any portion of the Cree Priority Collateral or (ii) request any action, institute proceedings, give any instructions, or make any election with respect to any portion of the Cree Priority Collateral.

(c)       Following the Cree Repayment, White Oak may exercise any rights or remedies with respect to the Cree Priority Collateral; provided, however, that White Oak shall not sell any Cree Priority Collateral consisting of silicon carbide raw materials in boule form (“Boule Collateral”) without providing at least 15 days’ prior written notice to Cree of White Oak’s intention to offer such Boule Collateral for sale.  During such 15-day period, Cree shall be obligated to either (i) repurchase the Boule Collateral for cash in an amount equal to the price paid by Obligors to Cree for such Boule Collateral, or (ii) cooperate with Obligors to have such Boule Collateral converted into SiC slabs, all at the expense of Cree (including labor costs and reasonably allocated overhead costs).  If Cree does not consummate such repurchase or such conversion for any reason during such 15-day period, then White Oak shall have the unrestricted right to sell or otherwise dispose of the Boule Collateral.  For avoidance of doubt, nothing herein shall be construed as requiring Cree to sell any raw materials following a Bankruptcy Event, and, without prejudice to the other provisions of this Agreement (including Section 2.4), nothing in this paragraph shall be construed as a waiver by Cree of any rights it may have under the Bankruptcy Code or in respect of any Bankruptcy Event.  Except during any applicable 15-day period in which Cree has a repurchase or conversion obligation as contemplated hereby, nothing contained in this paragraph shall be construed to limit the right of White Oak or any Obligor to convert any Boule Collateral into finished goods Inventory at any time.

Section 2.3         Disposition of Collateral and Other Remedial Actions by Cree.

(a)       Cree hereby agrees that it shall not sell, lease, assign, transfer, remove or otherwise dispose of all or any portion of the Cree Priority Collateral, in each case unless, while an event of default exists under the Cree Documents, Cree gives White Oak at least 30 days’ prior written notice of Cree’s intention to take such remedial action; provided, however, that if any Obligor or White Oak shall cure the underlying events of default under the Cree Documents prior to the taking of such remedial action by Cree, Cree will not take or continue any remedial action with respect to such event of default after the date of such cure.  Cree hereby agrees that, during such 30-day period, White Oak may have access to and may use the Cree Priority Collateral without charge for purposes of holding, processing, manufacturing, selling, using, storing, liquidating, completing, realizing upon or otherwise disposing of the White Oak Priority Collateral, and for related and incidental purposes (including, without limitation, the conversion of the Cree Priority Collateral into finished goods Inventory, which shall cause such Collateral to constitute White Oak Priority Collateral).  White Oak shall not be liable to Cree for any diminution of value of the Cree Priority Collateral during such period, but White Oak shall pay to Cree the cost of repairing any damage to the Cree Priority Collateral directly caused by White Oak (ordinary wear and tear excepted).  If any stay or other order prohibiting the exercise of remedies with respect to the White Oak Priority Collateral has been entered by a court of competent jurisdiction, such 30-day period shall be tolled during the pendency of any such stay or other order.

(b)       White Oak hereby agrees that, following the expiration of the 30-day period contemplated by Section 2.3(a), until the Cree Repayment has occurred, Cree may dispose of, and exercise any other rights with respect to, any or all of the Cree Priority Collateral (including retention of the Cree Priority Collateral as a full satisfaction of the Cree Debt), free of the Liens of White Oak (it being agreed that White Oak shall retain the right to receive, after the Cree Debt is repaid in full, any excess proceeds from any disposition by Cree of any Cree Priority Collateral).  Upon any disposition of any of the Cree Priority Collateral by Cree or by any Obligor, White Oak (i) agrees, if requested by Cree, to execute and immediately deliver any and all releases or other documents or agreements which Cree deems necessary to accomplish a disposition thereof free of the Liens of White Oak, and (ii) authorizes Cree to record, or cause to have recorded, any UCC financing statements which Cree deems necessary to accomplish a disposition thereof free of the Liens of White Oak (it being understood that Cree shall not be authorized to release any Lien of White Oak with respect to any White Oak Priority Collateral).

(c)       Cree and Obligors agree that White Oak shall have no obligation to effectuate any cure as contemplated by Section 2.3(a) and that any such cure effectuated by White Oak on any one occasion shall not obligate White Oak to effectuate any such cure on any other occasion.  Obligors hereby authorize White Oak to make such payments as White Oak reasonably deems necessary or appropriate in connection with the Cree Documents in order to protect White Oak’s interests in the Collateral, and Obligors agree that any funds advanced by White Oak pursuant to this paragraph or otherwise in connection with the Cree Documents shall constitute Obligations under and as defined in the White Oak Credit Agreement.

(d)       Until the White Oak Repayment, Cree shall not exercise any rights or remedies with respect to the White Oak Priority Collateral, including without limitation the right to (i) enforce any Liens or sell, repossess or otherwise foreclose on any portion of the White Oak Priority Collateral or (ii) request any action, institute proceedings, give any instructions, or make any election with respect to any portion of the White Oak Priority Collateral.

(e)       Nothing in this Agreement shall be construed to limit or impair in any manner the right of (i) either Creditor otherwise having authority under applicable law to do so, to bid for and purchase, for cash (in the case of a bid by Cree with respect to any White Oak Priority Collateral prior to the White Oak Repayment, or in the case of a bid by White Oak with respect to any Cree Priority Collateral prior to the Cree Repayment), any Collateral at any private, public or judicial foreclosure or other sale initiated by the other Creditor, (ii) either Creditor to seek to join (but not to control or unreasonably delay in any manner) any foreclosure or other judicial Lien enforcement proceeding with respect to any of the Collateral initiated by the other Creditor if such joinder is required under applicable law for such Creditor to be entitled to receive proceeds of Collateral to the extent allowed by this Agreement, (iii) either Creditor to receive the proceeds of any authorized Lien enforcement action in respect of any Collateral in accordance with the terms of this Agreement, or (iv) either Creditor to file any pleadings, objections or motions as provided in Sections 2.4(h) and (i).  Notwithstanding the foregoing, no Creditor shall be required at any time to initiate, participate or join in any private, public or judicial foreclosure or other sale, or any foreclosure or other judicial Lien enforcement proceeding at any time.

Section 2.4         Intercreditor Arrangements in Bankruptcy.

(a)       This Agreement shall remain in full force and effect and enforceable pursuant to its terms in accordance with Section 510(a) of the Bankruptcy Code, and all references herein to any Obligor shall be deemed to apply to such Person as debtor in possession and to any trustee in bankruptcy for the estate of such Person.

(b)       (i)  Except as otherwise specifically permitted in this Section 2.4, until the White Oak Repayment, Cree shall not assert without the written consent of White Oak any claim, motion, objection, or argument in respect of any White Oak Priority Collateral in connection with any Bankruptcy Event which could otherwise be asserted or raised in connection with such Bankruptcy Event by Cree as a secured creditor of any Obligor, including without limitation any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of any White Oak Priority Collateral.  (ii)  Except as otherwise specifically permitted in this Section 2.4, until the Cree Repayment, White Oak shall not assert without the written consent of Cree any claim, motion, objection, or argument in respect of any Cree Priority Collateral in connection with any Bankruptcy Event which could otherwise be asserted or raised in connection with such Bankruptcy Event by White Oak as a secured creditor of any Obligor, including without limitation any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of any Cree Priority Collateral; provided, however, that White Oak may assert and exercise the use and access rights with respect to the Cree Priority Collateral contemplated by Section 2.3(a).

(c)       Without limiting the generality of the foregoing, Cree agrees that if a Bankruptcy Event occurs, (i) White Oak may consent to the use of cash collateral on such terms and conditions and in such amounts as White Oak, in its sole discretion, may decide without seeking or obtaining the consent of Cree; (ii) White Oak may (A) provide post-petition financing to any Obligor or (B) consent to the granting of a priming Lien to secure post-petition financing, in each case pursuant to Section 364 of the Bankruptcy Code or other applicable law and on such terms and conditions and in such amounts as White Oak, in its sole discretion, may decide without seeking or obtaining the consent of Cree; (iii) Cree shall not oppose any Obligor’s use of cash collateral to the extent that White Oak has consented thereto; and (iv) Cree shall not oppose any sale or other disposition of any assets comprising part of the White Oak Priority Collateral (or the sale or bidding procedures with respect thereto) free and clear of Liens or other claims of any party, including Cree, under Section 363 of the Bankruptcy Code if White Oak has consented to such sale or disposition of such assets.  Cree shall not provide or participate in any post-petition financing to any Obligor.

(d)       White Oak shall not oppose any sale or other disposition of any assets comprising part of the Cree Priority Collateral free and clear of Liens or other claims of any party, including White Oak, under Section 363 of the Bankruptcy Code on the basis that White Oak’s interest in such Cree Priority Collateral is impaired by such sale or inadequately protected as a result of such sale if Cree has consented to such sale or disposition of such assets; provided, however, that any such sale or other disposition of any of the Cree Priority Collateral shall be subject to White Oak’s use and access rights with respect to the Cree Priority Collateral contemplated by Section 2.3(a).

(e)       Cree agrees that it will not initiate, prosecute, encourage, or assist with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the validity or enforceability of this Agreement (whether before, during or after any Bankruptcy Event), (ii) challenging the validity or enforceability of White Oak’s claim in connection with any Bankruptcy Event, (iii) challenging the perfection or enforceability of any of White Oak’s Liens on any of the Collateral (subject to the relative priorities and limitations on remedies set forth herein), or (iv) asserting any claims which any Obligor may hold with respect to White Oak or the White Oak Debt, if any.

(f)        White Oak agrees that it will not initiate, prosecute, encourage, or assist with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the validity or enforceability of this Agreement (whether before, during or after any Bankruptcy Event), (ii) challenging the validity or enforceability of Cree’s claim in connection with any Bankruptcy Event, (iii) challenging the perfection or enforceability of any of Cree’s Liens on any of the Collateral (subject to the relative priorities and limitations on remedies set forth herein), or (iv) asserting any claims which any Obligor may hold with respect to Cree or the Cree Debt, if any.

(g)       (i) To the extent that White Oak receives payments or transfers on the White Oak Debt or proceeds of the Collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the White Oak Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by White Oak.  (ii)  To the extent that Cree receives payments or transfers on the Cree Debt or proceeds of the Collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the Cree Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by Cree.

(h)       Notwithstanding any other provision of this Section 2.4, (i) Cree shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of Cree, including without limitation any claims secured by the Collateral, if any, and (ii) Cree shall be entitled to file any pleadings, objections, motions or agreement which assert rights or interests available to unsecured creditors of the applicable Obligor arising under either the Bankruptcy Code or applicable non-bankruptcy law.

(i)        Notwithstanding any other provision of this Section 2.4, (i) White Oak shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of White Oak, including without limitation any claims secured by the Collateral, if any, and (ii) White Oak shall be entitled to file any pleadings, objections, motions or agreement which assert rights or interests available to unsecured creditors of the applicable Obligor arising under either the Bankruptcy Code or applicable non-bankruptcy law.

Section 2.5         Relative Rights.

(a)       Nothing contained in this Agreement is intended to or shall affect the relative rights of White Oak or Cree, on the one hand, and other creditors of any Obligor, on the other hand.

(b)       All rights and interests of White Oak and Cree hereunder, and all agreements and obligations of Cree and White Oak hereunder, shall remain in full force and effect irrespective of:

(i)        any lack of validity or enforceability of any White Oak Document or any other agreement or instrument relating thereto, or of any Cree Document or any other agreement or instrument relating thereto;

(ii)       any change in the time, manner or place of, or in any other term of, all or any of the White Oak Debt, or any amendment or waiver of or any consent to departure from any provision of the White Oak Credit Agreement or any other White Oak Document;

(iii)      any change in the time, manner or place of, or in any other term of, all or any of the Cree Debt, or any amendment or waiver of or any consent to departure from any provision of any Cree Document;

(iv)     any exchange, release, nonperfection, or unenforceability of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the White Oak Debt or the Cree Debt; or

(v)       any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Obligor in respect of the White Oak Debt, or of the Cree Debt, in respect of this Agreement.

Section 2.6         No Other Beneficiaries of Lien Subordination.  This Agreement and the subordination provisions contained herein are intended only for the benefit of White Oak and Cree, but not any Obligor or any other creditor of any Obligor.

Section 2.7         Waivers.

(a)       Neither White Oak nor Cree shall have any liability or duty of any kind, nature or origin to the other with respect to the subject matter of this Agreement, express or implied, except as set forth in this Agreement.

(b)       Cree hereby waives and releases any claim which Cree may now or hereafter have against White Oak arising out of any and all actions which White Oak takes or omits to take with respect to any Obligor, any Collateral or any White Oak Document (so long as such action or inaction does not constitute a breach by White Oak with respect to any of its obligations hereunder), including without limitation, (i) actions with respect to the creation, perfection or continuation of Liens on the Collateral and other security for the White Oak Debt, (ii) actions with respect to the occurrence of any default or event of default by any Obligor under the White Oak Credit Agreement or the other White Oak Documents, (iii) action with respect to the repossession of, foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the White Oak Priority Collateral, (iv) actions with respect to the collection of any claim for all or any part of the White Oak Debt from any account debtor, guarantor or any other party, (v) any other action with respect to the enforcement of the White Oak Documents or the valuation, use, protection or disposition of the Collateral or any other security for the White Oak Debt and (vi) the election of White Oak, in any proceeding instituted under Chapter 11 of the Bankruptcy Code, for application of Section 1111(b) of the Bankruptcy Code.

(c)       White Oak hereby waives and releases any claim which White Oak may now or hereafter have against Cree arising out of any and all actions which Cree takes or omits to take with respect to any Obligor, any Collateral or any Cree Document (so long as such action or inaction does not constitute a breach by Cree with respect to any of its obligations hereunder), including without limitation, (i) actions with respect to the creation, perfection or continuation of Liens on the Collateral and other security for the Cree Debt, (ii) actions with respect to the occurrence of any default or event of default by any Obligor under the Cree Documents, (iii) action with respect to the repossession of, foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Cree Priority Collateral, (iv) actions with respect to the collection of any claim for all or any part of the Cree Debt from any account debtor, guarantor or any other party, (v) any other action with respect to the enforcement of the Cree Documents or the valuation, use, protection or disposition of the Collateral or any other security for the Cree Debt and (vi) the election of Cree, in any proceeding instituted under Chapter 11 of the Bankruptcy Code, for application of Section 1111(b) of the Bankruptcy Code.

Section 2.8         Remedies.

(a)       Rights Cumulative.  (i)  The rights and remedies of White Oak under this Agreement, the White Oak Credit Agreement and the other White Oak Documents shall be cumulative and not exclusive of any rights or remedies which White Oak would otherwise have.  In exercising such rights and remedies White Oak may be selective and no failure or delay by White Oak in exercising any right shall operate as a waiver of such right, nor shall any partial or single exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.  (ii)  The rights and remedies of Cree under this Agreement and the Cree Documents shall be cumulative and not exclusive of any rights or remedies which Cree would otherwise have.  In exercising such rights and remedies Cree may be selective and no failure or delay by Cree in exercising any right shall operate as a waiver of such right, nor shall any partial or single exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)       Waiver of Marshalling.  Each of White Oak and Cree hereby waives any right to require marshalling of assets by White Oak or Cree and any similar rights.

Section 2.9        Provisions Concerning Insurance.  Proceeds of Collateral include insurance and condemnation proceeds (including proceeds of business interruption insurance), and therefore the priorities set forth in Section 2.1 govern the ultimate disposition of insurance and condemnation proceeds.  Proceeds of business interruption insurance shall be deemed for the purposes hereof to be White Oak Priority Collateral.  White Oak shall have the sole and exclusive right, as against Cree, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of any White Oak Priority Collateral and any insurance proceeds in respect of any business interruption insurance.  Cree shall have the sole and exclusive right, as against White Oak, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of any Cree Priority Collateral.  Each of White Oak and Cree shall cooperate with the other Creditor to facilitate the payment of insurance and condemnation proceeds to the Creditor having priority in such insurance and condemnation proceeds.  White Oak shall have the right, as against Cree, to determine whether insurance proceeds which constitute White Oak Priority Collateral or direct proceeds thereof may be used to replace any affected White Oak Priority Collateral.  Cree shall have the right, as against White Oak, to determine whether insurance proceeds which constitute Cree Priority Collateral or direct proceeds thereof may be used to replace any affected Cree Priority Collateral.

ARTICLE 3
MISCELLANEOUS

Section 3.1         Successors; Continuing Effect.  This Agreement is being entered into for the benefit of, and shall be binding upon, (a) White Oak and its successors and assigns, including subsequent holders of White Oak Debt, and the term “White Oak” shall include any such subsequent or additional holder of White Oak Debt, wherever the context permits, and (b) Cree and its successors and assigns, including subsequent holders of the Cree Debt, and the term “Cree” shall include any such subsequent or additional holder of Cree Debt, wherever the context permits.  Cree shall not assign all or any portion of the Cree Debt or any Lien of the Cree securing any Cree Debt unless the proposed assignee executes and delivers to White Oak a written acknowledgment in form and substance reasonably acceptable to White Oak that such assignee is bound by the terms and conditions of this Agreement.  White Oak shall not assign all or any portion of the White Oak Debt or any Lien of White Oak securing any White Oak Debt unless the proposed assignee executes and delivers to Cree a written acknowledgment in form and substance reasonably acceptable to Cree that such assignee is bound by the terms and conditions of this Agreement.

Section 3.2         Further Assurances.  Each party hereto will, at any time and from time to time, promptly execute and/or authorize and deliver all further instruments and documents, and take all further action, that any other party hereto may reasonably request in order to perfect or otherwise protect any right or interest granted or purported to be granted hereby or to enable White Oak or Cree to exercise and enforce its rights and remedies hereunder, including, without limitation, appropriate amendments to financing statements authorized by any Obligor in favor of Cree or White Oak in order to refer to this Agreement (but this Agreement shall remain fully effective notwithstanding any failure to execute any additional documents or instruments).  Without limiting the generality of the foregoing, in connection with any refinancing or replacement of all or any portion of the White Oak Debt, Cree agrees, if requested by White Oak, to promptly execute an intercreditor and lien subordination agreement substantively similar to this Agreement in favor of the new lender.

Section 3.3         Expenses.  Obligors shall pay to White Oak, upon demand, the amount of any and all expenses, including, without limitation, the reasonable fees and expenses of counsel for White Oak, which White Oak may incur in connection with the exercise or enforcement of any of its rights or interests vis-à-vis any Obligor or Cree, and all such amounts shall constitute part of the White Oak Debt.  Obligors shall pay to Cree, upon demand, the amount of any and all expenses, including, without limitation, the reasonable fees and expenses of counsel for Cree, which Cree may incur in connection with the exercise or enforcement of any of its rights or interests vis-à-vis any Obligor or White Oak, and all such amounts shall constitute part of the Cree Debt.

Section 3.4         Notices; Amendments, Etc.

(a)       All notices, requests and demands to or upon the parties to this Agreement to be effective shall be in writing and shall be deemed to have been duly given or made (i) when delivered by hand or (ii) three business days after being deposited in the mail, postage prepaid or (iii) one business day after being sent by priority overnight mail with an internationally recognized overnight delivery carrier, at the address for the applicable party set forth below:

If to White Oak at:

White Oak Commercial Finance, LLC
1121 Carmel Commons Blvd., Suite 270
Charlotte, NC 28226
Attn:  David Montiel, Director

If to Cree at:

Cree, Inc.
4600 Silicon Drive
Durham, North Carolina  27703
Attn.:  General Counsel

If to one or more Obligors at:

Charles & Colvard, Ltd.
170 Southport Drive
Morrisville, North Carolina  27560
Attn:  Chief Financial Officer

The parties to this Agreement may change their addresses for notices by providing written notice of such new address to the other parties hereto.

(b)       This Agreement may be amended and the terms hereof may be waived only with the written consent of Cree and White Oak, or their authorized successors and assigns, and no consent of any Obligor shall be required in order to amend this Agreement except to the extent any such amendment materially affects any rights or obligations of such Obligor under any Cree Documents or White Oak Documents.

Section 3.5        Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 3.6         GOVERNING LAW; WAIVER OF JURY TRIAL.  THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE CITY OF NEW YORK, AND THE COUNTY OF NEW YORK, STATE OF NEW YORK AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.  WHITE OAK, CREE AND OBLIGORS EACH CONSENT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN THE CITY OF CHARLOTTE, AND THE COUNTY OF MECKLENBURG, STATE OF NORTH CAROLINA AND WAIVES TRIAL BY JURY AND WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND FURTHER AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.

Section 3.7         Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto regarding the subject matter hereof.

Section 3.8         Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

[Signatures appear on following pages]

IN WITNESS WHEREOF, the undersigned have caused this Intercreditor Agreement to be duly executed and delivered by their respective duly authorized officers on the date and year first above written.

CHARLES & COLVARD, LTD.

By:	/s/ Clint J. Pete
Name: Clint J. Pete
Title: Chief Financial Officer

CHARLESANDCOLVARD.COM, LLC

By:	/s/ Clint J. Pete
Name: Clint J. Pete
Title: Manager

CHARLES & COLVARD DIRECT, LLC

By:	/s/ Clint J. Pete
Name: Clint J. Pete
Title: Manager

CREE, INC.

By:	/s/ Cengiz Balkas
Cengiz Balkas, Senior VP and General Manager – Wolfspeed

WHITE OAK COMMERCIAL FINANCE, LLC

By:	/s/ Carlos Acedo
Name: Carlos Acedo
Title: Vice President